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                                                                Exhibit 23.1

                        Independent Auditors' Consent
                        -----------------------------

The Board of Directors
Gardner Denver, Inc.:

We consent to the use of our report dated January 30, 2004, with respect to the consolidated balance sheets of Gardner Denver, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2003, included herein and to the reference to our firm under the heading "Experts" in the prospectus supplement.

Our report refers to a change in accounting for goodwill and other intangible assets for the year ended December 31, 2002.

/s/ KPMG LLP


St. Louis, Missouri
March 9, 2004